SCHEDULE “J”

PLAN OF ARRANGEMENT UNDER SECTION 252
OF THE COMPANY ACT (BRITISH COLUMBIA)

ARTICLE ONE

Interpretation

Definitions
1.01	In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Accumulated Deficit of Mergeco” means the amount of the deficit of Mergeco as determined in accordance with applicable Canadian generally accepted accounting principles;

(b)	“Agreement” means the Arrangement Agreement made as of May 15, 2003 among the
Companies, the Subcos and the SpinOutCos, including the exhibits and appendices thereto, as the same may be supplemented or amended from time to time;

(c)	“Arapaho” means Arapaho Capital Corp., a company existing under the laws of the Province of
British Columbia;

(d)	“Arapaho Meeting ” means the extraordinary general meeting of holders of Arapaho Shares to be held to consider and, if thought fit, to approve the Arrangement, among other things;

(e)	“Arapaho Shares” means the voting common shares without par value in the capital of Arapaho;

(f)	“Arapaho-Sub” means Quest Management Corp., a wholly-owned British Columbia subsidiary of Arapaho;

(g)	“Arrangement” means an arrangement under the provisions of Section 252 of the BC Act, on the terms and conditions set forth in the Plan of Arrangement;

(h)	“Avatar” means Avatar Petroleum Inc., a company existing under the laws of the Province of
British Columbia;

(i)	“Avatar Meeting ” means the annual and extraordinary general meeting of holders of Avatar
Shares to be held to consider and, if thought fit, to approve the Arrangement, among other things;

(j)	“Avatar Shares” means the voting common shares without par value in the capital of Avatar;

(k)	“BC Act” means the Company Act, R.S.B.C. 1996, c. 62, as amended;

(l)	“Companies” means collectively, Viceroy, Quest, Avatar and Arapaho;

(m)	“Companies’ Shares ” means collectively Viceroy Shares, Quest Shares, Avatar Shares and Arapaho Shares;
(n)	“Consolidation” means the proposed consolidation of Viceroy issued and authorized share capital on a one for three basis;
(o)	“Court” means the Supreme Court of British Columbia;

(p)	“Effective Date” means the date upon which a Court-certified copy of Final Order is accepted for filing by the Registrar under the BC Act giving effect to the Arrangement;

(q)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(r)	“Final Order ” means the final order of the Court approving the Arrangement;

(s)	“Interim Order” means the order of the Court pursuant to the application therefor contemplated by Section 3.08 of the Agreement;

(t)	“Letter Agreement” means the letter agreement dated March 3, 2003 among the Companies respecting the Arrangement;

(u)	“Material change ”, “material fact” and “misrepresentation” shall have the meaning given to such word or term in the Securities Act (British Columbia);

(v)	“Meetings ” means collectively, the Viceroy Meeting, the Quest Meeting, the Avatar Meeting and
the Arapaho Meeting;

(w)	“Mergeco” means the merged company resulting from the acquisition by Viceroy of all of the issued shares of Quest, Avatar and Arapaho-Sub pursuant to the Arrangement;

(x)	“Mergeco Class A Shares” means the common shares of Mergeco, to be created by redesignating all of the Viceroy Shares (both issued and unissued post Consolidation) as “Class A
Subordinate Voting Shares without par value” having one vote per share, issuable under the
Arrangement to holders of Viceroy Shares, Quest Class A Shares, Avatar Shares and to Arapaho;

(y)	“Mergeco Class B Shares” means the new class of common shares of Mergeco, to be created post Consolidation and which will be designated as “Class B Variable Multiple Voting Shares without par value” having a minimum of one vote and a maximum of five votes per share as described in Appendix “B” to Exhibit I hereto, issuable under the Arrangement to holders of
Quest Class B Shares;

(z)	“Mergeco Shares” means collectively, the Mergeco Class A Shares and the Mergeco Class B
Shares;
(aa)	“NovaGold” means NovaGold Resources Inc., a company existing under the laws of Nova Scotia;
(bb)	“Oro Belle ” means Oro Belle Resources Corporation, a wholly-owned British Columbia subsidiary of Viceroy, which owns indirectly the ViceroyEx Property;
(cc)	“Plan of Arrangement” means this Plan of Arrangement and any amendment or variation thereto made in accordance with Section 5.01 of this Plan of Arrangement;
(dd)	“Quest” means Quest Investment Corporation, a company existing under the laws of the Province of British Columbia;
(ee)	“Quest Class A Shares” means the Class “A” subordinate voting common shares without par value in the capital of Quest;
(ff)	“Quest Class B Shares” means the Class “B” multiple voting common shares without par value in the capital of Quest;

(gg)	“Quest Meeting ” means the annual and extraordinary general meeting of holders of Quest Shares to be held to consider and, if thought fit, to approve the Arrangement, among other things;
(hh)	“Quest Shares” means collectively, the Quest Class A Shares and the Quest Class B Shares;
(ii)	“Registrar” means the “registrar” as defined in the BC Act;
(jj)	“Shareholder” or “holder of shares” means “member” as defined in the BC Act;
(kk)	“Small Lot” means less than 100 Mergeco Class A Shares, 100 Mergeco Class B Shares, 500 ViceroyEx Shares or 500 SpectrumGold Shares, as the case may be;
(ll)	“Small Lot Shareholder” means a Shareholder who, based on his/her/its holdings of Viceroy Shares, Quest Class A Shares, Quest Class B Shares or Avatar Shares on the Record Date, would receive a Small Lot of Mergeco Class A Shares, Mergeco Class B Shares, ViceroyEx Shares or SpectrumGold Shares, as the case may be, if the Shareholder’s said Shares were exchanged pursuant to the Arrangement;
(mm)	“SpectrumGold” means SpectrumGold Inc.., a company existing under the laws of British Columbia;
(nn)	“SpectrumGold Shares” means the common shares without par value in the capital of SpectrumGold;
(oo)	“SpectrumGold Property” means the North American mineral exploration properties to be transferred indirectly to by SpectrumGold as part of the Arrangement;
(pp)	“SpectrumSub” means 650399 B.C. Ltd., a company existing under the laws of British Columbia and incorporated for the purposes of the Arrangement to hold the SpectrumGold Property;
(qq)	“SpectrumSub Shareholders ” means the holders of SpectrumSub Shares;
(rr)	“SpinOutCos ” means collectively, ViceroyEx and SpectrumGold or individually, one of the SpinOutCos;
(ss)	“Subcos” means collectively, Oro Belle and SpectrumSub or individually, one of the Subcos;
(tt)	“Technical Report” means a report prepared in compliance with National Instrument 43-101;
(uu)	“TSX” means The Toronto Stock Exchange;
(vv)	“TSX Venture” means the TSX Venture Exchange;
(ww)	“Unit” means a unit consisting of one Mergeco Share and one Warrant to be issued pursuant to the Mergeco Private Placement on the terms as provided herein;
(xx)	“Valdez” means Valdez Gold Inc., a company existing under the laws of Canada;
(yy)	“Viceroy” means Viceroy Resource Corporation, a company existing under the laws of the Province of British Columbia;
(zz)	“Viceroy Meeting” means the annual and extraordinary general meeting of holders of Viceroy Shares to be held to consider and, if thought fit, to approve the Arrangement, among other things;

(aaa)	“Viceroy Preferred Shares” means the preferred shares without par value in the capital of Viceroy;
(bbb)	“Viceroy Shares” means the voting common shares without par value in the capital of Viceroy; and
(ccc)	“ViceroyEx” means Viceroy Exploration Ltd., a wholly-owned British Columbia subsidiary of Viceroy;
(ddd)	“ViceroyEx Property” means the Argentine mineral exploration properties of Viceroy to be transferred indirectly to ViceroyEx as part of the Arrangement;
(eee)	“ViceroyEx Shares” means the common shares of ViceroyEx; and
(fff)	“Warrant” means the common share purchase warrant to be issued as part of a Unit, each such Warrant entitling the holder to acquire one Mergeco Class A Share.

Headings

1.02 The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article or Section hereof and include any agreement or instrument supplemental therewith, references herein to Articles and Sections are to Articles and Sections of this Plan of Arrangement.

Number

1.03 In this Plan of Arrangement, unless something in the context is inconsistent therewith, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words importing shareholders shall include members.

ARTICLE TWO

The Arrangement

Arrangement Agreement

2.01 This Plan of Arrangement is made pursuant and subject to the provisions of the Agreement.

Arrangement

2.02 On the Effective Date, the following shall occur and be deemed to occur in the following order without any further act or formality:

(1) the Oro Belle Shareholders, including Viceroy, shall exchange all of the issued shares of Oro Belle for ViceroyEx Shares, on the basis of one ViceroyEx Share for each Oro Belle Share;

(2) the SpectrumSub Shareholders, including Viceroy, shall exchange all of the issued SpectrumSub Shares for SpectrumGold Shares, on the ba sis of one SpectrumGold Share for each SpectrumSub Share;

(3)  in conjunction with or concurrent with the share exchanges, subject to subsection (9), Viceroy will distribute by way of tax-free “reduction of capital” of Viceroy a sufficient number of ViceroyEx Shares it receives and a sufficient number of the SpectrumGold Shares it receives to Viceroy Shareholders on the Effective Date to be able to distribute the number of ViceroyEx and SpectrumGold Shares in accordance with Section 2.02(6)(a) hereof on the basis that the ViceroyEx Property and the SpectrumGold Property would cease to be held by Viceroy in the ordinary course of business and the value of the ViceroyEx Shares and SpectrumGold Shares distributed to Viceroy Shareholders would not be required to support Viceroy’s continued operations and Viceroy will reduce the paid up capital of the Viceroy Shares by an amount equal to the value of the ViceroyEx Shares and SpectrumGold Shares distributed on that reduction of capital;

(4) Viceroy shall alter its share capital as follows:

(a) all of the Viceroy Shares (both issued and unissued) shall be consolidated on a one (1) for three (3) basis;

(b) all of the Viceroy Shares (both issued and unissued post-Consolidation) shall be redesignated as Class A Subordinate Voting Shares (the Mergeco Class A Shares) without par value, having one (1) vote per share;

(c) all of the Viceroy Shares (both issued and unissued post-Consolidation) shall be redesignated as Class A Subordinate Voting Shares (the Mergeco Class A Shares) without par value, having one (1) vote per share;

(d) all of the Viceroy Preferred Shares (none of which are allotted or issued) shall be cancelled and the authorized capital shall be diminished accordingly; a new class of shares will be created which shall be designated as Class B Variable Multiple Voting Shares (the Mergeco Class B Shares) without par value, having a minimum of one (1) vote per share and up to a maximum of five (5) votes per share; and

(e) the authorized capital will be increased to consist of 1,500,000,000 shares divided into 500,000,000 Mergeco Class A Shares, 500,000,000 Mergeco Class B Shares, 250,000,000 First Preferred Shares and 250,000,000 Second Preferred Shares, such shares to have the rights and restrictions set out in the Amended and Restated Articles of Mergeco attached as Appendix “B” hereto;

(5)  in three separate share exchanges, Viceroy will acquire all of the issued shares of Avatar, Arapaho-Sub which is a wholly-owned subsidiary of Arapaho, and Quest, in that order;

(6) upon completion of the transactions set forth in subsections (1) through (5) above, the securityholders of Viceroy, Avatar, Arapaho-Sub (being Arapaho) and Quest, subject to the provisions for shareholders who would hold a Small Lot of Mergeco on completion of the Arrangement as set forth in Subsection (7) below, will be entitled to receive the following post-Arrangement securities in exchange for their pre-Arrangement securities and as a consequence of the completion of the Arrangement:

(a) holders of Viceroy Shares will receive one Mergeco Class A Share in exchange for every three (3) Viceroy Shares (pre-Consolidation);

(b) holders of Viceroy Shares will be issued one (1) ViceroyEx Share for every thirty (30) Viceroy Shares (pre-Consolidation) and one (1) SpectrumGold Share for every thirty (30) Viceroy Shares (pre-Consolidation);

(c) holders of Avatar Shares will be issued 0.2825 Mergeco Class A Shares for each Avatar Share;

(d)  Arapaho as the sole holder of all of the issued shares of Arapaho-Sub will be issued a total of 863,857 Mergeco Class A Shares for all of the issued shares of Arapaho-Sub;

(e) holders of Quest Class A Shares will be issued 1.0514 Mergeco Class A Shares for each Quest Class A Share;

(f) holders of Quest Class B Shares will be issued 1.0514 Mergeco Class B Shares for each Quest Class B Share;

(g) holders of options, warrants and other securities of Viceroy, Avatar and Quest will receive options, convertible warrants and other convertible securities of Mergeco (pre-Consolidation) entitling the holders to acquire Mergeco Class A Shares on the same exchange ratios set forth in subsections (a), (c), (e) and (f) above and with corresponding changes to the exercise prices based on the share exchange ratios set out above and having the same exercise and conversion periods as the securities exchanged therefor;

(7) if a Small Lot Shareholder would receive a Small Lot of any of Mergeco Class A Shares, Mergeco Class B Shares or SpinOutCo Shares, as the case may be, then in respect of such Shares such Shareholder will only be entitled to receive a cash payment of (1) $1.10 per Mergeco Class A Share, (2) $1.10 per Mergeco Class B Share, (3) $0.50 per ViceroyEx Share, or (4) $0.25 per SpectrumGold Share, as the case may be, unless such Small Lot Shareholder specifically elects within 30 days of the Effective Date to receive share certificates representing the applicable shares. If a Small Lot Shareholder does not elect to receive share certificates as described above, such Shareholder shall cease to be a shareholder of Mergeco, or if applicable any of the SpinOutCos, on the 31st day following the Effective Date and will only be entitled to the cash payment by complying with the procedure for exchange of share certificates set forth in the Plan of Arrangement. In such event, the Small Lot Shareholder shall be deemed to have disposed of his Small Lot on the Effective Date. If a cash payment payable in respect of any of the Mergeco Shares, ViceroyEx Shares or SpectrumGold Shares would be less than $10, such payment will not be made;

(8) the amount of the paid up capital attributable to the Mergeco Class A Shares and Mergeco Class B Shares upon implementation of the Arrangement shall be reduced by an amount equal to the Accumulated Deficit of Mergeco at that date in order that the Accumulated Deficit of Mergeco be eliminated;

(9) the name of Mergeco shall be “Quest Capital Corp.” or such other name as the directors of the parties to the Agreement may determine, which other name shall be disclosed to the Shareholders at the Meetings prior to the approval of the Arrangement and shall be acceptable to the Registrar and all other regulatory authorities having jurisdiction;

(10) the Memorandum of Viceroy shall be altered to be in the form of the Altered Memorandum of Quest Capital Corp. attached hereto as Appendix “A”;

(11) the articles of Viceroy shall be altered to be in the form of the Amended and Restated Articles of Quest Capital Corp. attached hereto as Appendix “B”; and

(12) upon completion of the share exchanges, the whole of the undertaking, property and liabilities of Avatar and Quest shall be transferred to Viceroy and Avatar and Quest will be dissolved without winding up of the transferee company.

ARTICLE THREE

Rights of Dissent

Rights of Dissent

3.01 Holders of Viceroy Shares, Quest Shares, Avatar Shares and Arapaho Shares may exercise rights of dissent conferred by the Interim Order in the manner set out in section 207 of the BC Act, as modified by the Interim Order with respect to the Arrangement, provided that the notice of dissent is received by 11:00 a.m. on the day before the respective Meeting. Without limiting the generality of the foregoing, holders who duly exercise such rights of dissent and who are:

(a) entitled to be paid fair value for their Viceroy Shares, Quest Shares, Avatar Shares or Arapaho Shares, shall be deemed to have had their Viceroy Shares, Quest Shares, Avatar Shares or Arapaho Shares in respect of which they exercised their right of dissent cancelled on the Effective Date; or

(b) not entitled to be paid fair value for any reason for their Viceroy Shares, Quest Shares, Avatar Shares or Arapaho Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of said Shares and the holders of said Shares shall ultimately receive Mergeco Shares and, if applicable, SpinOutCo Shares, on the basis determined in accordance with Section 2.02(6) of this Plan of Arrangement.

ARTICLE FOUR

Certificates and Documentation

Letter of Transmittal

4.01 As soon as practicable after the Effective Date, Computershare Trust Company of Canada (the “Depositary”), at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 on behalf of Mergeco in accordance with the terms of this Plan of Arrangement, shall forward a letter of transmittal and instructions:

(a) to each holder of Viceroy Shares to which Section 2.02(6) applies, at the address of each Shareholder as it appeared in the register of Viceroy, instructions for obtaining delivery of certificates representing the Mergeco Class A Shares, ViceroyEx Shares and SpectrumGold Shares;

(b) to each holder of Quest Class A Shares and Quest Class B Shares to which Section 2.02(6) applies, at the address of such holder as it appeared in the relevant register of Quest instructions for obtaining delivery of certificates representing the Mergeco Class A Shares or Mergeco Class B Shares as the case may be;

(c) to each holder of Avatar Shares to which Section 2.02(6) applies, at the address of each Shareholder as it appeared in the register of Avatar, instructions for obtaining delivery of certificates representing the Mergeco Class A Shares, and

(d) to each Small Lot Shareholder, pursuant to 2.02(7), at the address of each Shareholder as it appeared in the relevant register of Viceroy, Quest and Avatar as applicable, instructions for obtaining delivery of the cash payment and instructions on how to elect to receive certificates representing the Mergeco Shares and, if applicable, SpinOutCo Shares, in lieu of the cash payment.

Entitlement to Share Certificates

4.02 In order to receive such certificates which a Shareholder, which is not a Small Lot Shareholder (other than a Small Lot Shareholder who has elected to receive shares in accordance with Section 4.04), is entitled to receive pursuant to Section 2.02(6), former Shareholders of Viceroy, Quest and Avatar must deliver (1) the certificate formerly representing such holder’s Shares to the Depositary, or as the Depositary may otherwise direct, in accordance with the instructions contained in the said letter of transmittal, (2) the duly completed letter of transmittal and (3) such other documents as the Depositary may reasonably require to the Depository within six (6) years of the closing of the Arrangement. Certificates for the Mergeco Shares and, if applicable, SpinOutCo Shares, issuable or exchangeable to such holder shall be registered in such name or names and will be delivered, by first class mail, postage paid, or, in the case of postal disruption, by such other means as the Depositary deems prudent, to such address or addresses as such holder may direct in the letter of transmittal as soon as practicable after the receipt by the Depository of the required documents.

4.03 Arapaho, as the sole holder of Arapaho-Sub Shares, shall receive certificates representing Mergeco Class A Shares for the Arapaho-Sub Shares as provided in section 2.02(6)(c) upon completion of the Arrangement.

4.04 A Small Lot Shareholder may elect to receive certificates representing the Mergeco Shares and, if applicable SpinOutCo Shares in lieu of the cash payment which such holder is entitled to receive pursuant to Section 2.02(7), upon delivering within thirty (30) days of the Effective Date (1) the certificate formerly representing such holder’s Shares to the Depositary, or as the Depositary may otherwise direct, in accordance with the instructions contained in the said letter of transmittal, and (2) the duly completed letter of transmittal upon which such election is duly made, and (3) such other documents as the Depositary may reasonably require. If a Small Lot Shareholder does not elect to receive certificates as described above within thirty (30) days of the Effective Date, such Small Lot Shareholder shall cease effective as of the Effective Date to be a shareholder of Mergeco or any of the SpinOutCos, as applicable, on the thirty first (31st) day following the Effective Date and shall be entitled to receive only the cash payment which such holder is entitled to receive pursuant to Section 2.02(7), upon delivering (1) the certificate formerly representing such holder’s Shares to the Depositary, or as the Depositary may otherwise direct, in accordance with the instructions contained in the said letter of transmittal, (2) the duly completed letter of transmittal and (3) such other documents as the Depositary may reasonably require within six (6) years of the closing of the Arrangement. The cash payment or, if election is duly made, the certificates for the Mergeco Shares and, if applicable, SpinOutCo Shares, payable, issuable or exchangeable to such Small Lot Shareholder as the case may be, shall be registered in such name or names and will be delivered, by first class mail, postage paid, or, in the case of postal disruption, by such other means as the Depositary deems prudent, to such address or addresses as such holder may direct in the letter of transmittal as soon as practicable after the receipt by the Depository of the required documents. In the event that the amount of the cash payment payable to a Small Lot Shareholder is less than Cdn.$10, the Depositary will not be required to distribute such cash payment.

Fractional Shares

4.05 No fractional shares will be issued by Mergeco or the SpinOutCos, as the case may be, and no cash will be paid in lieu thereof. Any fractions resulting will be rounded to the nearest whole number, with fractions of one-half or more being rounded to the next whole number.

Entitlement to Options, Warrants and other Convertible Securities of Mergeco

4.06 After the Effective Date, the holders of outstanding options, warrants and other convertible securities of Viceroy, Quest and Avatar shall be entitled to receive documentation evidencing options, warrants and other convertible securities of Mergeco, which shall be exchangeable for Mergeco Class A Shares with corresponding changes to the exercise prices based on the share exchange ratios set out in

Section 2.02(6), and having the same exercise and conversion periods as the securities exchanged therefor.

Termination of Rights

4.07 Any certificate formerly representing Viceroy Shares, Quest Shares and Avatar Shares that is not deposited with all other documents as provided in Section 4.02 or 4.04 on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of such Viceroy Shares, Quest Shares and Avatar Shares to receive Mergeco Shares or SpinOutCo Shares or, in the case of Small Lot Shareholders a cash payment or Mergeco Shares or SpinOutCo Shares, shall be deemed to be surrendered to Mergeco together with all dividends or distributions thereon held for such holder.

Distributions

4.08 All dividends paid or distributions made in respect of the Mergeco Shares or SpinOutCo Shares for which a certificate formerly representing Viceroy Shares, Quest Shares and Avatar Shares has not deposited with all other documents as provided in Section 4.02 or 4.04, shall be paid or delivered to the Depositary to be held, subject to Section 4.07 hereof, in trust for such holder for delivery to the holder, net of all withholding and other taxes, upon delivery of the certificate in accordance with Section 4.02 or 4.04 as the case may be.

ARTICLE FIVE

     Amendment Plan of Arrangement Amendment

5.01 The parties reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Meetings, approved by the Court and communicated to the Shareholders of the Companies in the manner required by the Court (if applicable).

5.02 Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by all of the parties may be made at any time prior to or at the Meetings with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meetings shall become part of this Plan of Arrangement for all purposes.

5.03 Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meetings shall be effective only if it is consented to by each of the parties.

5.04 If the name for Mergeco that is approved by the Shareholders in accordance with Section 2.02(11) is not “Quest Capital Corp.”, the parties are authorized to amend this Plan of Arrangement (including the attached Memorandum and Articles) to reflect the change of the name for the purposes of the approval of the Court and thereafter all necessary filings with the Registrar.

APPENDIX “A”

COMPANY ACT

ALTERED MEMORANDUM

OF

QUEST CAPITAL CORP.

I wish to be formed into a company with limited liability under the Company Act in pursuance of this memorandum.

1. The name of the company is “Quest Capital Corp”.

2.  The authorized capital of the company consists of ONE BILLION FIVE HUNDRED MILLION (1,500,000,000) shares consisting of FIVE HUNDRED MILLION (500,000,000) Class A Subordinate Voting Shares without par value, FIVE HUNDRED MILLION (500,000,000) Class B Variable Multiple Voting Shares without par value, TWO HUNDRED FIFTY MILLION (250,000,000) First Preferred Shares without par value and TWO HUNDRED FIFTY MILLION (250,000,000) Second Preferred Shares without par value. The special rights and restrictions attached to the Class A Subordinate Voting Shares, Class B Variable Multiple Voting Shares, First Preferred Shares and Second Preferred Shares, are as set out in the Articles of the Company.

3. I agree to take the number and kind of shares in the company set opposite my name.

APPENDIX “B”

AMENDED AND RESTATED

ARTICLES OF

QUEST CAPITAL CORP.

The entire Appendix “B” is not reproduced here but is available for inspection at the head of Viceroy, 900-570 Granville Street, Vancouver, British Columbia during regular business hours until the date of the Meetings.

The following is Part 25 – Special Rights and Restrictions of the Amended and Restated Articles of Quest Capital Corp. which sets out in full the special rights and restrictions attached to the Class A Subordinate Voting Shares, Class B Variable Multiple Voting Shares, First Preferred Shares and Second Preferred Shares:

PART 25

SPECIAL RIGHTS AND RESTRICTIONS

25.1 The First Preferred Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

25.1(a) Issuance in Series : First Preferred Shares may at any time and from time to time be issued in one or more series. The Directors may from time to time by resolution of the directors passed before the issue of any First Preferred Shares of any particular series, alter the Memorandum of the Company to fix the number of First Preferred Shares of any particular series, alter the Memorandum of the Company to fix the number of First Preferred Shares in, and to determine the designation of the First Preferred Shares of, that series and alter the Memorandum or the Articles to create, define and attach special rights and restrictions to the First Preferred Shares of that series including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of the Toronto Stock Exchange or any other stock exchange on which the shares of the Company are then listed); the terms and conditions of any share purchase plan or sinking fund, and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of subclauses (b) and (c) of this Article 25.1.

25.1(b)Ranking of First Preferred Shares : The First Preferred Shares shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its members for the purpose of winding up its affairs, rank on a parity with the First Preferred Shares of every other series and be entitled to preference over the Second Preferred Shares, the Class “A” Shares (hereinafter defined), the Class “B” Shares (hereinafter defined) and the shares of any other class ranking junior to the First Preferred Shares. The First Preferred Shares shall also be entitled to such other preferences, not inconsistent with these provisions, over the Second Preferred Shares, the Class “A” Shares, the Class “B” Shares and the shares of any other class ranking junior to the First Preferred Shares or as may be fixed in accordance with Article 25.1(a).

25.1(c) Voting Rights: Holders of First Preferred Shares shall be entitled to receive notice of and to attend all annual and special meetings of members of the Company, except for meetings at which any holders of a specified class or series are entitled to vote, and to one vote in respect of each First Preferred Share held at all such meetings.

25.2 The Second Preferred Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

25.2(a) Issuance in Series : Second Preferred Shares may at any time and from time to time be issued in one or more series. The Directors may from time to time by resolution of the directors passed before the issue of any Second Preferred Shares of any particular series, alter the Memorandum of the Company to fix the number of Second Preferred Shares of any particular series, alter the Memorandum of the Company to fix the number of Second Preferred Shares in, and to determine the designation of the Second Preferred Shares of, that series and alter the Memorandum or the Articles to create, define and attach special rights and restrictions to the Second Preferred Shares of that series including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of the Toronto Stock Exchange or any other stock exchange on which the shares of the Company are then listed); the terms and conditions of any share purchase plan or sinking fund, and voting rights and restrictions; but no specia l right or restriction so created, defined or attached shall contravene the provisions of subclauses (b) and (c) of this Article 25.2.

25.2(b)Ranking of Second Preferred Shares: The Second Preferred Shares shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its members for the purpose of winding up its affairs, rank on a parity with the Second Preferred Shares of every other series and be entitled to preference over the Class “A” Shares, the Class “B” Shares and the shares of any other class ranking junior to the Second Preferred Shares. The Second Preferred Shares shall also be entitled to such other preferences, not inconsistent with these provisions, over the Class “A” Shares, the Class “B” Shares and the shares of any other class ranking junior to the Second Preferred Shares as may be fixed in accordance with Article 25.2(a).

25.2(c) Voting Rights : Holders of Second Preferred Shares shall not be entitled as such to vote at, any general meeting of members of the Company. Holders of Second Preferred Shares shall be given notice of and be invited to attend meetings of voting members of the Company.

25.3 The Class “A” Subordinate Voting Shares (the “ Class “A” Shares”) as a class have attached thereto the following rights, privileges, restrictions and conditions:

25.3(a) Dividends: The holders of the Class “A” Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may, from time to time, determine. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or rateably with Class “A” Shares, the board of directors may, in their sole discretion, declare dividends on the Class “A” Shares to the exclusion of any other class of shares of the Company. The holders of the Class “B” Shares (as hereinafter defined) shall be entitled to participate rateably with the Class “A” Shares with respect to dividends.

25.3(b) Participation Upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its members for the purpose of winding up its affairs, the holders of the Class “A” Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to receive the assets of the Company upon such distribution in priority to the Class “A” Shares, be entitled to participate rateably with the Class “B” Shares in any distribution of the assets of the Company.

25.3(c) Voting Rights: The holders of the Class “A” Shares shall be entitled to receive notice of and to attend all annual and special meetings of the members of the Company, except for meetings at which only holders of a specified class or series are entitled to vote, and to one vote in respect of each Class “A” Share held at all such meetings.

25.3(d) Idem: Neither the Class “A” Shares nor the Class “B” Shares shall be subdivided, consolidated or reclassified or otherwise changed unless contemporaneously therewith the other said class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

25.3(e) Conversion Privilege:

25.3(e)(1) For the purposes of subsections 25.3(e)(1) to (e)(9):

"affiliate " has the meaning set forth in the Securities Act (British Columbia) as amended from time to time;

"associate " has the meaning set forth in the Securities Act (British Columbia) as amended from time to time;

"Conversion Period" means the period of time commencing on the eighth day after the Offer Date and terminating on the Expiry Date;

"Converted Shares " means Class “B” Shares resulting from the conversion of Class “A” Shares into Class “B” Shares pursuant to subsection 25.3(e)(2);

"Exclusionary Offer" means an offer to purchase Class “B” Shares that:

(i) must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class “B” Shares are listed, be made to all or substantially all holders of Class “B” Shares who are in a province or territory of Canada to which the requirement applies; and

(ii) is not made concurrently with an offer to purchase Class “A” Shares that is identical to the offer to purchase Class “B” Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror and in all other material respects (except with respect to the conditions that may be attached to the offer for Class “B” Shares), and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class “B” Shares, and, for the purposes of this definition, if an offer to purchase Class “B” Shares is not an Exclusionary Offer as defined above but would be an Exclusionary Offer if it were not for subclause (ii), the varying of any term of such offer shall be deemed to constitute the making of a new offer unless an identical variation concurrently is made to the corresponding offer to purchase Class “A” Shares;

"Expiry Date " means the last date upon which holders of Class “B” Shares may accept an Exclusionary Offer;

"Offer Date" means the date on which an Exclusionary Offer is made;

"Offeror" means a person or company that makes an offer to purchase Class “B” Shares (the "bidder"), and includes any associate or affiliate of the bidder or any person or company that is disclosed in the offering document as acting jointly or in concert with the bidder; and

"transfer agent" means the transfer agent for the time being of the Class “B” Shares.

25.3(e)(2) Subject to subsection 25.3(e)(5), if an Exclusionary Offer is made, each outstanding Class “A” Share shall be convertible into one Class “B” Share at the option of the holder during the Conversion Period. The conversion right may be exercised by notice in writing given to the transfer agent accompanied by the share certificate or certificates representing the Class “A” Shares which the holder desires to convert, and such notice shall be executed by such holder, or by his attorney duly authorized in writing, and shall specify the number of Class “A” Shares which the holder desires to have converted. The holder shall pay any governmental or other tax imposed on or in respect of such conversion. Upon receipt by the transfer agent of such notice and share certificate or certificates, the Company shall issue a share certificate representing fully paid Class “B” Shares as above described and in accordance with subsection 25.3(e)(4). If less than all of the Class “A” Shares represented by any share certificate are to be converted, the holder shall be entitled to receive a new share certificate representing in the aggregate the number of Class “A” Shares represented by the original share certificate which are not to be converted.

25.3(e)(3) An election by a holder of Class “A” Shares to exercise the conversion right provided for in subsection 25.3(e)(2) shall be deemed to also constitute irrevocable elections by such holder to deposit the Converted Shares pursuant to the Exclusionary Offer (subject to such holder's right to subsequently withdraw the shares from the offer) and to exercise the right to convert into Class “A” Shares all Converted Shares in respect of which such holder exercises a right of withdrawal from the Exclusionary Offer or which are not otherwise ultimately taken up under the Exclusionary Offer. Any conversion into Class “A” Shares, pursuant to such deemed election, of Converted Shares in respect of which the holder exercises a right of withdrawal from the Exclusionary Offer shall become effective at the time such right of withdrawal is exercised. If the right of withdrawal is not exercised, any conversion into Class “A” Shares pursuant to such deemed election shall become effective,

(i) in respect of an Exclusionary Offer which is completed, immediately following the time by which the Offeror is required by applicable securities legislation to take up and pay for all shares to be acquired by the Offeror under the Exclusionary Offer; and

(ii) in respect of an Exclusionary Offer which is abandoned or withdrawn, at the time at which the Exclusionary Offer is abandoned or withdrawn.

25.3(e)(4) No share certificates representing Converted Shares shall be delivered to the holders of such shares before such shares are deposited pursuant to the Exclusionary Offer; the transfer agent, on behalf of the holders of the Converted Shares, shall deposit pursuant to the Exclusionary Offer a certificate or certificates representing the Converted Shares. Upon completion of the offer, the transfer agent shall deliver to the holders entitled thereto all consideration paid by the Offeror for the Converted Shares pursuant to the offer. If Converted Shares are converted into Class “A” Shares pursuant to subsection

25.3(e)(3), the transfer agent shall deliver to the holders entitled thereto share certificates representing the Class “A” Shares resulting from the conversion. The Company shall make all arrangements with the transfer agent necessary or desirable to give effect to this subsection 25.3(e)(4).

25.3(e)(5) Subject to subsection 25.3(e)(6), the conversion right provided for in subsection 25.3(e)(2) shall not come into effect if:

25.3(e)(5)(i) prior to the time at which the offer is made there is delivered to the transfer agent and to the Secretary of the Company a certificate or certificates signed by or on behalf of one or more members of the Company owning in the aggregate, as at the time the Exclusionary Offer is made, more than 50% of the then outstanding Class “B” Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, which certificate or certificates shall confirm, in the case of each such shareholder, that such shareholder shall not:

(A) tender any shares in acceptance of any Exclusionary Offer without giving the transfer agent and the Secretary of the Company written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date;

(B) make any Exclusionary Offer;

(C) act jointly or in concert with any person or company that makes any Exclusionary Offer; or

(D) transfer any Class “B” Shares, directly or indirectly, during the time at which any Exclusionary Offer is outstanding without giving the transfer agent and the Secretary of the Company written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of Class “B” Shares transferred or to be transferred to each transferee; or

25.3(e)(5)(ii) as of the end of the seventh day after the Offer Date there has been delivered to the transfer agent and to the Secretary of the Company a certificate or certificates signed by or on behalf of one or more members of the Company owning in the aggregate more than 50% of the then outstanding Class “B” Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, which certificate or certificates shall confirm, in the case of each such shareholder:

(A) the number of Class “B” Shares owned by the shareholder;

(B) that such shareholder is not making the offer and is not an associate or affiliate of, or acting jointly or in concert with, the person or company making the offer;

(C) that such shareholder shall not tender any shares in acceptance of the offer, including any varied form of the offer, without giving the transfer agent and the Secretary of the Company written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date; and

(D) that such shareholder shall not transfer any Class “B” Shares, directly or indirectly, prior to the Expiry Date without giving the transfer agent and the Secretary of the Company written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of Class “B” Shares transferred or to be transferred to each transferee; or

25.3(e)(5)(iii) as of the end of the seventh day after the Offer Date a combination of certificates that comply with either clause 25.3(e)(5)(i) or (ii) from members of the Company owning in the aggregate more than 50% of the then outstanding Class “B” Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, has been delivered to the transfer agent and to the Secretary of the Company.

25.3(e)(6) If a notice referred to in sub-clause 25.3(e)(5)(i)(A), 25.3(e)(5)(i)(D), 25.3(e)(5)(ii)(C) or 25.3(e)(5)(ii)(D) is given and the conversion right provided for in subsection 25.3(e)(2) has not come into effect, the transfer agent shall either forthwith upon receipt of the notice or forthwith after the seventh day following the Offer Date, whichever is later, determine the number of Class “B” Shares in respect of which there are subsisting certificates that comply with either clause 25.3(e)(5)(i) or 25.3(e)(5)(ii). For the purposes of this determination, certificates in respect of which such notice has been filed shall not be regarded as subsisting insofar as the Class “B” Shares to which the notice relates are concerned, the transfer that is the subject of any notice referred to in sub-clause 25.3(e)(5)(i)(D) or 25.3(e)(5)(ii)(D) shall be deemed to have already taken place at the time of the determination, and the transferee in the case of any notice referred to in sub-clause 25.3(e)(5)(i)(D) or 25.3(e)(5)(ii)(D) shall be deemed to be a person or company from whom the transfer agent does not have a subsisting certificate unless the transfer agent is advised of the identity of the transferee, either by such notice or by the transferee in writing, and such transferee is a person or company from whom the transfer agent has a subsisting certificate. If the number of Class “B” Shares so determined does not exceed 50% of the number of the then outstanding Class “B” Shares, exclusive of shares owned immediately prior to the offer by the Offeror, subsection 25.3(e)(5) shall cease to apply and the conversion right provided for in subsection 25.3(e)(2) shall be in effect for the remainder of the Conversion Period.

25.3(e)(7) As soon as reasonably possible after the seventh day after the Offer Date, the Company shall send to each holder of Class “A” Shares a notice advising the holders as to whether they are entitled to convert their Class “A” Shares into Class “B” Shares and the reasons therefor. If such notice discloses that they are not so entitled but it is subsequently determined that they are so entitled by virtue of subsection 25.3(e)(6) or otherwise, the Company shall forthwith send another notice to them advising them of that fact and the reasons therefor.

25.3(e)(8) If a notice referred to in subsection 25.3(e)(7) discloses that the conversion right has come into effect, the notice shall:

(i) include a description of the procedures to be followed to effect the conversion and to have the Converted Shares tendered under the offer;

(ii) include the information set out in subsection 25.3(e)(3) hereof; and

(iii)  be accompanied by a copy of the offer and all other material sent to holders of Class “B” Shares in respect of the offer, and as soon as reasonably possible after any additional material, including a notice of variation, is sent to the holders of Class “B” Shares in respect of the offer, the Company shall send a copy of such additional material to each holder of Class “A” Shares.

25.3(e)(9) Prior to or forthwith after sending any notice referred to in subsection 25.3(e)(7), the Company shall cause a press release to be issued to a Canadian national news wire service, describing the contents of the notice. No factional Class “B” Share or Class “A” Share shall be issued; any fractional Class “B” Share or Class “A” Share which would otherwise be issued shall be rounded up to the next whole share; all Common Shares of a particular registered holder shall be aggregated for this purpose.

25.4 The Class “B” Variable Multiple Voting Shares (the “Class “B” Shares”) as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

25.4(a) Dividends: The holders of the Class “B” Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may, from time to time, determine. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or rateably with Class “B” Shares, the board of directors may, in its sole discretion, declare dividends on the Class “B” Shares to the exclusion of any other class of shares of the Company. The holders of the Class “A” Shares shall be entitled to participate rateably with the Class “B” Shares with respect to dividends.

25.4(b) Participation Upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its members for the purpose of winding up its affairs, the holders of the Class “B” Shares shall, subject to the rights of the holders of any other class of shares of the Company be entitled to receive the assets of the Company upon such distribution in priority to the Class “B” Shares, be entitled to participate rateably with the Class “A” Shares in any distribution of the assets of the Company.

25.4(c) Voting Rights: The holders of the Class “B” Shares shall be entitled to receive notice of and to attend all annual and special meetings of the members of the Company, except for meetings at which only holders of a specified class or series are entitled to vote. Holders of Class “B” Shares shall be entitled to have one vote for each Class “B” Share held and shall be entitled to one additional vote for each Class “B” Share held for each additional 6,000,000 votes attached to Class “A” Shares and Class “B” Shares issued in aggregate after the effective date of the Arrangement, to a maximum of 5 votes per share (including the initial one vote per share).

The holders of Class “B” Shares shall not be entitled to fractions of votes where the Company has issued fewer than a multiple of 6,000,000 additional votes attached to Class

“A” Shares and Class “B” Shares in aggregate after the effective date of the Arrangement. The number of votes to which each Class “B” Share is entitled for any general meeting shall be determined as at the record date for such general meeting and disclosure of such numbers shall be included in the information circular for such meeting.

25.4(d) Conversion Privilege: Each issued and outstanding Class “B” Share may, at any time, be converted, at the option of the holder, into one Class “A” Share. The conversion privilege herein provided for may be exercised by notice in writing given to the Company accompanied by a certificate or certificates representing the Class “B” Shares in respect of which the holder thereof desires to exercise such right of conversion and such notice shall be signed by the person registered on the books of the Company as the holder of the Class “B” Shares in respect of which such right is being exercised or by his duly authorized attorney and shall specify the number of Class “B” Shares which the holder desires to have converted. The holder shall also pay any governmental or other tax imposed in respect of such transaction. Upon receipt of such notice, the Company shall issue certificates representing fully paid Class “A” Shares upon the basis above described in accordance with the provisions hereof to the registered holder of the Class “B” Shares represented by the certificate or certificates accompanying such notice. If less than all of the Class “B” Shares represented by any certificate are to be converted, the holder thereof shall be entitled to receive a new certificate for the Class “B” Shares representing the shares comprised in the original certificate which are not to be converted. All shares resulting from any conversion of issued and outstanding Class “B” Shares into Class “A” Shares pursuant to this clause shall be deemed to be fully paid and nonassessable; and

25.4(e) Idem: Neither the Class “B” Shares nor the Class “A” Shares shall be subdivided, consolidated or reclassified or otherwise changed unless contemporaneously therewith the other said class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner